EXHIBIT 99.1

Great Lakes Reports Second Quarter Results

OAK BROOK, Ill., Aug. 01, 2018 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and infrastructure services, today reported financial results for the three and six months ended June 30, 2018.

For the three months ended June 30, 2018, Great Lakes reported revenue of $150.6 million, net loss from continuing operations of $1.0 million and Adjusted EBITDA from continuing operations of $21.4 million.

Second Quarter Highlights (includes restructuring)

  Adjusted EBITDA from Continuing Operations was $21.4 million, a $6.3 million increase from the prior year quarter
  Dredging segment’s gross margin percentage increased to 16.4% in the current quarter from 10.5% in the prior year quarter.
  Consolidated general and administrative expenses decreased by $2.1 million compared to the second quarter of 2017.
  Net debt decreased by $35 million as compared to year end 2017.
  Backlog increased $22 million from previous quarter. $70 million San Jacinto River project awarded subsequent to quarter end and will be added to backlog in third quarter.

Management Commentary
Chief Executive Officer Lasse Petterson commented, “Today we announced another improved quarter. June 2018 marked the beginning of our busiest time of the year including high activity on the Charleston Port Deepening project in South Carolina where we have two of our largest cutter dredges and one mechanical dredge in continuous operation. We look forward to high utilization during the remainder of 2018. During the quarter, we saw dredging margins increase over the prior year quarter and we continue to see the Ellis Island operate at her full design criteria.

During the quarter, we also continued work on our restructuring plan, recognizing a charge of $0.5 million and $1.2 million positive impact on adjusted EBITDA from continuing operations. We remain on track to recognize $20 million of cost savings during 2018, with a full run rate of $40 million expected by year end 2018 and recognized in 2019. In addition to the stronger operational results that we have seen year to date, these restructuring efforts have allowed us to achieve the planned reduction in our net debt.

In July, we announced $234 million of awards in dredging contracts for seven projects. Five of the seven projects, with a total value of $150 million, were added to backlog during the second quarter. We have commenced execution on several of these projects and have entered a heavy bidding period for additional complex port deepening and coastal protection and restoration projects in the latter half of 2018. Included in the $234 million of award announcements is the $70 million San Jacinto Emergency Flood Protection project. This project is a great fit for our rivers and lakes division but was awarded subsequent to the quarter end and is therefore not reflected in our backlog reported today.”

Consistent with our 2017 year-end earnings release, the Company has chosen to exclude restructuring charges in certain comparisons to the prior year. As discussed in the “Use of Non-GAAP measures” disclosure, certain pieces of the discussion below remove the impact of these restructuring charges. Reconciliations to results prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") are provided within the schedules attached. Also, beginning in 2018, the Company chose to account for plant and overhead in the same interim period in which costs were spent as opposed to the accrual / deferral method previously used. As required by guidance, the Company has recast the prior interim period as if this accounting standard had always been in place for all periods presented.

Operational Update (without restructuring)

Dredging Segment

  Dredging segment revenue decreased by $17.2 million compared to the second quarter of 2017.  The overall domestic market revenue, excluding rivers and lakes, was flat with the prior year quarter on decreases in the maintenance market being offset by increases in the capital market. Both rivers and lakes and the international markets had decreased revenues in the current quarter as compared to the prior year quarter.
  Dredging segment gross margin percentage improved to 17.4% in the current quarter from 10.5% in the second quarter of 2017 on better project performance and operational improvements from asset retirements, most notably in the domestic market.
  Dredging segment operating income was $12.1 million, compared to $3.0 million in the prior year quarter.
  Dredging segment backlog was $506.5 million at June 30, 2018.

Environmental & Infrastructure (“E&I”) Segment

  E&I segment revenue decreased $9.4 million compared to the second quarter of 2017. The decrease is related to the lower than expected new work. Note that the prior year quarter included a $2.5 million benefit from an approved project change order.
  E&I segment gross margin decreased from 17.3% in the prior year quarter to 0.7% in the current year quarter. The majority of the decrease is related to the $2.5 million benefit recognized in the prior year quarter.
  E&I segment operating loss was $3.4 million, compared to a $0.1 million loss in the prior year quarter.
  E&I segment backlog was $28.5 million at June 30, 2018.

Consolidated Company

  Consolidated general and administrative expenses decreased by $2.1 million when comparing to the prior year quarter primarily due to the cost saving initiatives associated with restructuring.
  Net loss for the quarter was $0.6 million compared to a loss of $3.9 million in the prior year quarter primarily as a result of better operational results in the dredging segment. The current year quarter includes interest expense of $9.0 million and tax expense of $0.2 million while the prior year quarter included interest expense of $6.4 million and a tax benefit of $3.5 million.
  Cash at June 30, 2018 was $13.5 million with total debt of $393.6 million, compared to cash of $15.9 million and total debt of $430.9 million at December 31, 2017.
  Capital expenditures were $5.8 million compared to $12.8 million in the same quarter in 2017.

Market Update
During the second quarter of 2018, GLDD was awarded 46% of the overall $360 million bid market consisting of the following types of work.

  $20.9 million or 36% of capital projects,
  $130.9 million or 75% of coastal protection projects, and
  $12.4 million or 29% of rivers and lakes projects.

Great Lakes was not awarded any maintenance projects during the quarter.

Subsequent to quarter end, the dredging segment has been awarded $84 million of projects, including the $70 million San Jacinto River project which will be added to backlog in the third quarter. The E&I segment has been awarded $7 million since the quarter end.

Overall, the domestic dredging market continues to show positive indicators. The combination of the storm supplemental appropriation, a portion of which has been allocated to the United States Army Corps of Engineers as well as the proposed WRDA 2018 bill and proposed 2019 budget will provide the domestic market with substantial funding for projects going forward. Federal, state and local governments remain focused on planning and funding for the capital port deepening projects that have been and will continue to bid later in 2018 and into 2019. We are confident in our ability to remain the leading provider of domestic dredging in this healthy market going forward.

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, August 1, 2018 at 9:00 a.m. C.D.T (10:00 a.m. E.D.T.). The call in number is (877) 377-7553 and Conference ID is 9183109. The conference call will be available by replay until Friday, August 3, 2018 by calling (855) 859-2056 and providing Conference ID 9183109. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company's recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

Starting with our December 2017 year-end earnings release, the Company has chosen to exclude restructuring charges in certain comparisons to the prior year.  This exclusion allows the user to better evaluate the Company’s financial results from operations and drivers of variances from the prior year without the impact of this special item. Restructuring items can include costs of contract revenues (depreciation and other), general and administrative expenses and gains / losses on sale of assets. Reconciliations to results prepared in accordance with GAAP are provided within the schedules attached.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services on land and water.  The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 128-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.  Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,”  or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; increased cost of certain material used in our operations due to newly imposed tariffs; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previous-recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognizing revenue; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; uncertainties of the impact of the Tax Cuts and Jobs Act and implementation of certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act; losses attributable to our investments in privately financed projects and the likelihood of realizing, and amount of, expected restructuring charges to be realized in connection with the restructuring activities; and our ability to realize the expected benefits from our restructuring activities. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2017, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Dredging Segment
Select Income Statement Results Excluding Restructuring
(Unaudited and in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30, 2018

	2018	2017	Variance	2018	2017	Variance
Revenue	$135,270	$152,507	$(17,237)	$268,893	$305,561	$(36,668)

Gross profit	22,132	15,997	6,135	36,262	29,097	7,165
Restructuring exclusions	1,402	-	1,402	5,661	-	5,661
Gross profit excluding restructuring	23,534	15,997	7,537	41,923	29,097	12,826
Gross profit margin	16.4%	10.5%		13.5%	9.5%
Gross profit margin excluding restructuring	17.4%	10.5%		15.6%	9.5%

Operating income	11,567	2,989	8,578	13,745	3,725	10,020
Restructuring exclusions	533	-	533	4,793	-	4,793
Operating income excluding restructuring	12,100	2,989	9,111	18,538	3,725	14,813
Operating margin	8.6%	2.0%		5.1%	1.2%
Operating margin excluding restructuring	8.9%	2.0%		6.9%	1.2%

Environmental & Infrastructure Segment
Select Income Statement Results Excluding Restructuring
(Unaudited and in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30, 2018

	2018	2017	Variance	2018	2017	Variance
Revenue	$15,320	$24,711	$(9,391)	$28,290	$43,935	$(15,645)

Gross profit	109	4,286	(4,177)	684	5,997	(5,313)
Restructuring exclusions	-	-	-	-	-	-
Gross profit excluding restructuring	109	4,286	(4,177)	684	5,997	(5,313)
Gross profit margin	0.7%	17.3%		2.4%	13.6%
Gross profit margin excluding restructuring	0.7%	17.3%		2.4%	13.6%

Operating loss	(3,433)	(143)	(3,290)	(6,651)	(2,873)	(3,778)
Restructuring exclusions	(10)	-	(10)	159	-	159
Operating loss excluding restructuring	(3,443)	(143)	(3,300)	(6,492)	(2,873)	(3,619)
Operating margin	-22.4%	-0.6%		-23.5%	-6.5%
Operating margin excluding restructuring	-22.5%	-0.6%		-22.9%	-6.5%

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Contract revenues	$150,590	$176,859	$297,183	$347,445
Gross profit	22,240	20,282	36,945	35,094
General and administrative expenses	15,169	17,267	31,113	34,062
(Gain) loss on sale of assets—net	(1,063)	169	(1,262)	180
Operating income	8,134	2,846	7,094	852
Interest expense—net	(8,997)	(6,441)	(17,657)	(12,023)
Equity in loss of joint ventures	—	(1,468)	—	(1,467)
Loss on extinguishment of debt	—	(2,330)	—	(2,330)
Other expense	(57)	(285)	(2,973)	(77)
Loss from continuing operations before income taxes	(920)	(7,678)	(13,536)	(15,045)
Income tax (provision) benefit	(54)	3,454	3,241	6,247
Loss from continuing operations	(974)	(4,224)	(10,295)	(8,798)
Income (loss) from discontinued operations, net of income taxes	—	368	—	(12,697)
Net loss	$(974)	$(3,856)	$(10,295)	$(21,495)

Basic loss per share attributable to continuing operations	$(0.02)	$(0.07)	$(0.17)	$(0.14)
Basic loss per share attributable to discontinued operations, net of tax	—	—	—	(0.21)
Basic loss per share	$(0.02)	$(0.07)	$(0.17)	$(0.35)
Basic weighted average shares	62,267	61,342	62,041	61,204

Diluted loss per share attributable to continuing operations	$(0.02)	$(0.07)	$(0.17)	$(0.14)
Diluted loss per share attributable to discontinued operations, net of tax	—	—	—	(0.21)
Diluted loss per share	$(0.02)	$(0.07)	$(0.17)	$(0.35)
Diluted weighted average shares	62,267	61,342	62,041	61,204

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Loss to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net loss	$(974)	$(3,856)	$(10,295)	$(21,495)
Income (loss) from discontinued operations, net of income taxes	—	368	—	(12,697)
Loss from continuing operations	(974)	(4,224)	(10,295)	(8,798)
Adjusted for:
Interest expense—net	8,997	6,441	17,657	12,023
Income tax (provision) benefit	54	(3,454)	(3,241)	(6,247)
Depreciation and amortization	13,340	14,023	28,981	27,501
Loss on extinguishment of debt	—	2,330	—	2,330
Adjusted EBITDA from continuing operations	$21,417	$15,116	$33,102	$26,809
Excluded for:
Impact of restructuring	(1,151)	—	2,299	—
Adjusted EBITDA from continuing operations, excluding restructuring	$20,266	$15,116	$35,401	$26,809

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2018	2017

Cash and cash equivalents	$13,538	$15,852
Total current assets	224,134	262,184
Total assets	758,205	832,357
Total current liabilities	124,913	150,250
Long-term debt	392,385	428,141
Total equity	211,514	221,296

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues	2018	2017	2018	2017
Dredging:
Capital - U.S.	$69,651	$31,472	$146,603	$98,073
Capital - foreign	3,279	12,420	8,802	31,574
Coastal protection	38,121	60,304	79,982	100,639
Maintenance	19,077	34,337	26,880	56,250
Rivers & lakes	5,142	13,974	6,626	19,025
Total dredging revenues	135,270	152,507	268,893	305,561
Environmental & infrastructure	15,320	24,711	28,290	43,935
Intersegment revenue	-	(359)	—	(2,051)
Total revenues	$150,590	$176,859	$297,183	$347,445

	As of
	June 30,	December 31,	June 30,
Backlog	2018	2017	2017
Dredging:
Capital - U.S.	$335,588	$383,577	$238,581
Capital - foreign	3,788	8,575	9,784
Coastal protection	129,689	76,460	55,439
Maintenance	12,254	23,662	42,866
Rivers & lakes	25,192	19,046	38,801
Total dredging backlog	506,511	511,320	385,471
Environmental & infrastructure	28,454	35,357	52,768
Total backlog	$534,965	$546,677	$438,239

GLDD FIN

For further information contact:
Abby Sullivan
Investor Relations
630-574-3024